UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principals Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) Named Executive Officer Compensation.

On December 12, 2006, the Compensation Committee of the Board of Directors of Nanogen, Inc. (the “Company”) authorized and approved the following awards of (i) stock options with performance-based vesting and (ii) restricted stock units.

Name and Principal Position	Restricted Stock Units	Stock Options
Howard C. Birndorf — Chief Executive Officer and Chairman	100,000	280,000
David G. Ludvigson — President and Chief Operating Officer	50,000	155,000
Robert Saltmarsh — Chief Financial Officer	25,000	95,000
William L. Respess — Senior Vice President, General Counsel and Secretary	25,000	95,000
Graham Lidgard — Senior Vice President, Research and Development	25,000	95,000

These awards were made under the Company’s 1997 Stock Incentive Plan, as amended (the “Plan”).

The exercise price of each option grant is $2.09, the closing price of the Company’s common stock on the date of grant. Each option will vest and become exercisable in full upon the Company’s achievement of certain long-term financial performance objectives prior to July 1, 2012, provided the executive officer remains in the service of the Company through the achievement of those objectives. In the event of certain changes in ownership of the Company prior to the achievement of such objectives, each option will automatically vest as to 50% of the underlying shares. However, if such change in ownership results in the Company’s stockholders receiving consideration per share at or above a specified price, then each option will immediately vest in full. Each option will terminate on December 11, 2017 or earlier if the executive officer ceases service with the Company.

Each restricted stock unit will entitle the executive officer to one share of the Company’s common stock at a designated date following the vesting of that unit. The restricted stock units will vest in equal monthly installments upon the executive officer’s completion of each month of service with the Company over the two-year period measure from the award date. However, the restricted stock units awarded to each executive officer will vest in full should the officer’s employment terminate under certain prescribed circumstances following a substantial change in control in ownership of the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: December 18, 2006	By:	/s/ Robert Saltmarsh
	Name:	Robert Saltmarsh
	Title:	Chief Financial Officer